Exhibit 10.23

DIAMOND OFFSHORE DRILLING, INC.

TIME-VESTING RESTRICTED STOCK UNIT AWARD AGREEMENT

This TIME-VESTING RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of January 15, 2024 (the “Grant Date”) between Diamond Offshore Drilling, Inc., a Delaware corporation (the “Company”), and [•] (the “Participant”), and is made pursuant to the terms of the Company’s 2021 Long-Term Stock Incentive Plan (the “Plan”). Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

Section 1.
Restricted Stock Units. The Company hereby issues to the Participant, as of the Grant Date, [•] restricted stock units (the “RSUs”), subject to such vesting, transfer and other restrictions and conditions as set forth in this Agreement (the “Award”). Each RSU represents the right to receive one Share, subject to the terms and conditions set forth in this Agreement and the Plan.
Section 2.
Vesting Requirements.
(a)
Generally. Except as otherwise provided herein, the RSUs shall vest and become non-forfeitable Shares on the following dates (each, a “Vesting Date”) for the following amounts, subject to the Participant’s continuous service or employment with the Company and its Affiliates (“Service”) from the Grant Date through the applicable Vesting Date:

RSU Vest Schedule
Vesting Date	Vest Quantity
January 15, 2025	[•]
January 15, 2026	[•]
January 15, 2027	[•]

(b)
Termination of Service.
(i)
Upon the occurrence of a termination of the Participant’s Service for Cause, all RSUs, whether vested or unvested, shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.
(ii)
Other than as set forth in Section 2(c) or as otherwise determined by the Committee, upon the occurrence of a termination of the Participant’s Service for any reason other than as set forth in Section 2(b)(i), all outstanding and unvested RSUs shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.
(c)
Change in Control.

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(i)
In connection with a Change in Control in which the Award is continued, assumed or replaced with an economically equivalent equity-based award that contains substantially comparable terms and conditions (including vesting) as set forth in this Agreement (such continued, assumed or replaced award, a “Rollover Award”), the Rollover Award shall vest in accordance with Section 2(a). Notwithstanding anything in Section 2(a) to the contrary, in the case of a Rollover Award, upon the occurrence of a Qualifying Termination (as defined below) during the 12-month period following such Change in Control, subject to the Participant executing a release of claims satisfactory to the Company, such award shall 100% vest and become non-forfeitable as of the date on which such Qualifying Termination occurred.
(ii)
In connection with a Change in Control in which the Award does not become a Rollover Award, 100% of the RSUs shall immediately vest in full, subject to the Participant’s continued Service through the consummation of the Change in Control and to the extent not continued, assumed or replaced in connection with the Change in Control.
(iii)
“Qualifying Termination” means the termination of the Participant’s Service (i) by the Company without Cause, (ii) by the Participant for Good Reason, or (iii) by reason of the Participant’s death or Disability (as defined below).
(iv)
“Disability” means the Participant’s inability to perform the essential duties, responsibilities and functions of the Participant’s position with the Company for a period of 90 consecutive days or for a total of 180 days during any 12-month period as a result of any mental or physical illness, disability or incapacity even with reasonable accommodations for such illness, disability or incapacity provided by the Company or if providing such accommodations would be unreasonable, all as determined by the Committee in its reasonable good faith judgment; provided that if any such Disability would not be a “disability” within the meaning of Code Section 409A, no payment shall be made hereunder as a result of any such Disability that would be deferred compensation for purposes of Code Section 409A. The Participant shall cooperate in all respects with the Company if a question arises as to whether the Participant has become disabled (including submitting to reasonable examinations by one or more medical doctors and other health care specialists and authorizing such medical doctors and other health care specialists to discuss the Participant’s condition with the Company).
Section 3.
Settlement. The Company shall issue and deliver to the Participant the number of Shares equal to the number of vested and non-forfeitable RSUs within 30 days following the date on which the RSUs become vested. Notwithstanding anything to the contrary in this Agreement, the Company reserves the right, at its sole discretion, to settle any vested RSU by cash payment in lieu of Shares. If the Company elects to settle any RSU in cash, the amount of cash to be paid by the Company in settlement shall be determined by multiplying (a) the number of vested RSUs to be settled in cash by (b) the Fair Market Value of a Share as of the date on which the RSUs became vested and non-forfeitable, less any withholding pursuant to Section 13(e) of the Plan.
Section 4.
Restrictions on Transfer. No RSUs (nor any interest therein) may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void

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and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance.
Section 5.
Investment Representation. The Participant is acquiring the RSUs for investment purposes only and not with a view to, or in connection with, the public distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”). No Shares shall be acquired unless and until the Company and/or the Participant shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Participant may acquire such shares pursuant to an exemption from registration under the applicable securities laws. The Participant understands and agrees that the RSUs may not be offered, sold, assigned, transferred, pledged, hypothecated or otherwise disposed of except in compliance with this Agreement and the Securities Act pursuant to an effective registration statement or applicable exemption from the registration requirements of the Securities Act and applicable state securities or “blue sky” laws. Notwithstanding anything herein to the contrary, the Company shall have no obligation to deliver any Shares hereunder or make any other distribution of benefits hereunder unless such delivery or distribution would comply with all applicable laws (including, without limitation, the Securities Act), and the applicable requirements of any securities exchange or similar entity.
Section 6.
Adjustments. The Award granted hereunder shall be subject to adjustment as provided in Section 4(b) of the Plan.
Section 7.
No Right of Continued Service. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continued Service with the Company or any Affiliate.
Section 8.
Tax Withholding. The Award shall be subject to tax and/or other withholding in accordance with Section 13(e) of the Plan.
Section 9.
No Rights as a Stockholder; Dividends. The Participant shall not have any privileges of a stockholder of the Company with respect to any RSUs, including without limitation any right to vote any Shares underlying such RSUs or to receive dividends or other distributions in respect thereof, unless and until Shares underlying the RSUs are delivered to the Participant in accordance with Section 3 hereof. Notwithstanding the foregoing, if the Company declares any dividend the record date of which occurs while the RSUs are outstanding (i.e., have not been settled pursuant to Section 3), the Participant shall be credited a dividend equivalent in an amount and form equal to the dividend that would have been paid on the Shares underlying such outstanding RSUs had such Shares been outstanding on such record date. Any such dividend equivalents shall be subject to the same vesting conditions applicable to the underlying RSU with respect to which they accrue, and shall vest only if the underlying RSU vests, and will be forfeited if the underlying RSU is forfeited. Any such dividend equivalents shall be settled and paid to the Participant within 30 days following the date on which the underlying RSU vests, provided that if the RSU has already vested, the associated dividend equivalents will be paid at the same time the dividend would have been paid on the Shares underlying the vested RSU. For the avoidance of

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doubt, all dividend equivalents shall be terminated on the date the underlying RSU is settled under Section 3 hereof.
Section 10.
Clawback. The RSUs granted hereunder, and the Shares issued in respect of the RSUs granted hereunder, shall be subject to Section 13(f) of the Plan, the Officer Clawback Policy, the Incentive Compensation Recoupment Policy and any other applicable policy implemented or adopted by the Company, in accordance with such terms.
Section 11.
Amendment and Termination. Subject to the terms of the Plan, any amendment to this Agreement shall be in writing and signed by the parties hereto. Notwithstanding the immediately-preceding sentence, subject to the terms of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Agreement and/or the Award; provided that, subject to the terms of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially impair the rights of the Participant or any holder or beneficiary of the Award shall not be effective without the written consent of the Participant, holder or beneficiary.
Section 12.
Construction. The Award granted hereunder is granted by the Company pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan. The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, this Agreement will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.
Section 13.
Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without giving effect to the choice of law principles thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Texas.
Section 14.
Data Privacy. The Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 14. The Company, its related entities, and the Participant’s employer hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares held in the Company and details of all awards, for the purpose of managing and administering the Plan (“Data”). The Company and its related entities may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and its related entities may each further transfer Data to any third parties assisting the Company or any such related entity in the implementation, administration and management of the Plan. The Participant acknowledges that the transferors and transferees of such Data may be located anywhere in the world and hereby authorizes each of them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of RSUs or Shares on the

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Participant’s behalf to a broker or to any other third party with whom the Participant may elect to deposit any Shares acquired under the Plan (whether pursuant to the Award or otherwise).
Section 15.
Electronic Acceptance. This Agreement may be accepted by the Participant either manually by signing this Agreement below or by means of a Company-approved electronic acceptance process. The Participant understands and agrees that electronic acceptance of this Agreement by the Participant has the same legal effect as a manual signature of this Agreement by the Participant. By accepting this Agreement by such electronic means as the Company or its vendor may provide, the Participant shall be deemed to have accepted and agreed to the terms and conditions of this Agreement.
Section 16.
Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
Section 17.
Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
Section 18.
Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A of the Code and shall be construed and administered in accordance with Section 409A of the Code. The RSUs granted hereunder shall be subject to the provisions of Section 14 of the Plan.
Section 19.
Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof.

DIAMOND OFFSHORE DRILLING, INC.

By:

Name:

Title:

PARTICIPANT

__________________________________________

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